Exhibit 99.1

Spero Therapeutics Announces Fourth Quarter and Full Year 2023

Operating Results and Provides a Business Update

•	On track for topline data from SPR720 Phase 2a proof-of-concept trial in treatment-naive and treatment-experienced non-refractory NTM-PD patients, expected in 2H 2024

•	Initiated enrollment in PIVOT-PO, a pivotal Phase 3 clinical trial of oral Tebipenem HBr in cUTI

•	Submitted IND for SPR206 and received FDA clearance to proceed with Phase 2 clinical trial

•	Reiterate expected cash runway into late 2025

•	Conference call and webcast at 4:30pm ET today

CAMBRIDGE, Mass., March 13, 2024 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company, focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial results for the fourth quarter and full year ended December 31, 2023, and provided a business update.

“2023 was a productive year for Spero and we have been focused on execution across our programs” said Sath Shukla, President, and Chief Executive Officer of Spero. “We are well poised to unveil top-line data for SPR720 Phase 2a, which is expected in 2H 2024, and our excitement is fueled by the hope it may bring for the rare disease community grappling with nontuberculous mycobacterial pulmonary disease (NTM-PD). On tebipenem HBr, engaging with the FDA and in collaboration with our partner, GSK, we are actively enrolling patients globally in our Phase 3 PIVOT-PO clinical trial. Positioned as the first oral broad-spectrum carbapenem in the United States for cUTI, we believe this product has the potential to change the treatment paradigm for these patients and underscores Spero’s commitment to innovation. We reiterate our expected cash runway into late 2025 based on our year-end cash balance, along with tebipenem HBr development milestone payments from GSK and our disciplined capital allocation.”

Pipeline Update

SPR720

SPR720 is an investigational novel, oral, first-line treatment for NTM-PD.

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Top-line data from the Phase 2a proof-of-concept clinical trial in treatment-naive and treatment-experienced non-refractory NTM-PD patients is expected in 2H 2024. The trial is expected to enroll treatment-naïve or treatment-experienced participants with non-refractory NTM-PD due to Mycobacterium avium complex. The primary endpoint evaluates changes in bacterial load in sputum samples from baseline to the end of the 56-day treatment period. Key secondary endpoints include assessments of clinical response, quality of life, pharmacokinetics, and safety and tolerability. For more information on the trial, see ClinicalTrials.gov identifier NCT05496374.

•	A paper Efficacy of SPR720 in murine models of non-tuberculous mycobacterial pulmonary infection (Nicole Cotroneo et al) was published in Journal of Antimicrobial Chemotherapy in February 2024.

•	A paper Nontuberculous mycobacterial pulmonary disease and the potential role of SPR720 (Kevin Winthrop et al) was published in Expert Review of Anti-infective Therapy in October 2023.

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of complicated urinary tract infection (cUTI) including acute pyelonephritis (AP) to help patients avoid hospitalizations or reduce duration of in-patient therapy.

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Spero commenced enrollment in PIVOT-PO, a global, randomized, double-blind, Phase 3 clinical trial of tebipenem HBr in patients with cUTI, including AP in December 2023. The trial compares oral tebipenem HBr with intravenous imipenem cilastatin, in hospitalized adult patients with cUTI/AP. The primary endpoint is the number of patients with overall response (a combination of clinical cure and favorable microbiological response) at the Test-of-Cure (TOC) visit. The trial is expected to enroll approximately 2,648 patients, with enrollment completion anticipated in 2H 2025. For more information on PIVOT-PO, refer to ClinicalTrials.gov ID NCT06059846.

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In July 2023, Spero received written agreement from the U.S. Food and Drug Administration (FDA), under a Special Protocol Assessment (SPA), on the design and size of PIVOT-PO. The FDA has indicated that positive and persuasive results from PIVOT-PO, supported with confirmatory evidence of efficacy, could be sufficient to support approval of tebipenem HBr as a treatment for cUTI, including pyelonephritis, for a limited use indication.

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Under the terms of its license agreement with GSK, in December 2023, upon dosing the first patient, Spero earned $95 million in development milestones payable in four equal installments over two years. Spero also received a $30 million development milestone payment following the SPA. Further details on the agreement with GSK can be found here.

SPR206

SPR206 is an innovative, investigational IV-administered direct-acting next generation polymyxin that has shown antibiotic activity against MDR Gram-negative pathogens, including carbapenem-resistant Enterobacteriaceae, Acinetobacter baumannii and Pseudomonas aeruginosa in preclinical studies.

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An Investigational New Drug (IND) application has been cleared by the FDA to advance SPR206, to treat MDR Gram-negative bacterial infections, into a Phase 2 clinical trial in participants with hospital-acquired or ventilator-associated bacterial pneumonia.

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The results from the Phase 1 bronchoalveolar lavage (BAL) study of SPR206 were published in a paper Pharmacokinetics of SPR206 in Plasma, Pulmonary Epithelial Lining Fluid, and Alveolar Macrophages following Intravenous Administration to Healthy Adult Subjects (Keith Rodvold et al) in Antimicrobials and Chemotherapy in July 2023.

•	A paper Safety and pharmacokinetics of SPR206 in subjects with varying degrees of renal impairment (Jon B. Bruss et al) was published in Antimicrobials and Chemotherapy in October 2023.

Corporate Highlights

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Satyavrat “Sath” Shukla successfully transitioned to President and Chief Executive Officer (CEO) of the company, and a member of the Board of Directors in August 2023. Mr. Shukla had previously been Chief Financial Officer and Treasurer of the company. Mr. Shukla succeeded Spero’s prior CEO and President, Ankit Mahadevia, M.D., who became Chair of the Board of Directors in August 2023.

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Esther Rajavelu was appointed as Chief Financial Officer, Chief Business Officer, and Treasurer in November 2023. Ms. Rajavelu brings over 20 years of experience working in the biotech and financial sectors focused on growth strategy, M&A, and financing.

Fourth Quarter and Full Year 2023 Financial Results

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Spero reported net income of $51.2 million for the fourth quarter and an overall net income of $22.8 million, for the year ended December 31, 2023, or a diluted net income per share of common stock of $0.96 and $0.43, respectively. Net income for the fourth quarter and net loss for the year ended December 31, 2022, was $26.8 million and $(46.4) million, or $0.55 and $(1.23) per share of common stock, respectively.

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Total revenue for the fourth quarter of 2023 was $73.5 million, compared with total revenue of $47.4 million for the fourth quarter of 2022. The revenue increase for the fourth quarter of 2023 was primarily due to $71.8 million in collaboration revenue related to our agreements with GSK and Pfizer. Total revenue for the year ended December 31, 2023 was $103.8 million, compared to $53.5 million for the year ended December 31, 2022. The revenue increase for the year ended December 31, 2023, was primarily due to the aforementioned collaboration revenue related to our agreements with GSK and Pfizer.

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Research and development expenses for the fourth quarter of 2023 were $16.6 million, compared to $15.1 million of research and development expenses for the same period in 2022. Research and development expenses for the year ended December 31, 2023 were $51.4 million, compared to $47.6 million for the year ended December 31, 2022. The increase in research and development expenses year-over-year was primarily due to increased clinical activity during the period related to the ongoing Phase 2a clinical trial of SPR720, offset by personnel-related costs.

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General and administrative expenses for the fourth quarter of 2023 were $6.4 million, compared to $6.5 million of general and administrative expenses for the same period in 2022. This year-over-year decrease was primarily due to changes in personnel-related costs, offset by increased professional and consulting fees. General and administrative expenses for the year ended December 31, 2023, were $25.6 million, compared to $36.5 million for the year ended December 31, 2022, with lower expenses in 2023 compared to 2022 primarily due to decreases in both personnel-related costs and professional and consulting fees.

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As of December 31, 2023, Spero had cash and cash equivalents of $76.3 million. Since the year-end closing of financials, the company received $23.8 million, the first tranche of the $95.0 million in development milestones from GSK. Based on its current operating plans, Spero expects that its cash and cash equivalents, together with other non-dilutive funding commitments, will be sufficient to fund its operating expenses and capital expenditure requirements into late 2025.

For further details on Spero’s financials, refer to Spero’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference Call and Live Webcast Today at 4:30 pm EST

Spero will host a conference call and webcast today at 4:30 p.m. ET. To access the call, please dial 1-877-704-4453 (domestic) or 1-201-389-0920 (international) and refer to conference ID 13744458 or click on this Link and request a return call. The conference call will also be webcast live and can be accessed through this website link, and on Spero’s website at www.sperotherapeutics.com on the “Events and Presentations” page under the “Connect” tab. An archived webcast will be available on Spero’s website for 30 days following the presentation.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions, and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a multi-asset clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need.

For more information, visit www.sperotherapeutics.com

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, as well as the regulatory path forward for tebipenem HBr and potential FDA approval, the potential commercialization of tebipenem HBr, the potential receipt under the GSK license agreement of milestone payments and royalties on future sales of tebipenem HBr, and Spero’s cash runway. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether tebipenem HBr, SPR720 and SPR206 will advance through the clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s ongoing leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ashley R. Robinson

Managing Director, LifeSci Advisors, LLC

arr@lifesciadvisors.com

(617) 775-5956

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	December 31, 2023	December 31, 2022	Change
Cash, cash equivalents and marketable securities	$76,333	$109,107	$(32,774)
Other assets	106,057	15,695	90,362

Total assets	$182,390	$124,802	$57,588

Total liabilities	$75,496	$48,868	$26,628
Total stockholder’s equity	106,894	75,934	30,960

Total liabilities and stockholders’ equity	$182,390	$124,802	$57,588

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Grant revenue	$1,698	$1,087	$7,046	$4,930
Collaboration revenue - related party	71,603	46,076	95,802	46,076
Collaboration revenue	223	278	933	2,503

Total revenues	73,524	47,441	103,781	53,509
Operating expenses:
Research and development	16,558	15,089	51,440	47,593
General and administrative	6,433	6,495	25,554	36,483
Impairment of long-term asset	—	—	5,306	—
Restructuring	—	(67)	—	11,630

Total operating expenses	22,991	21,517	82,300	95,706

Loss from operations	50,533	25,924	21,481	(42,197)
Other income (expense)	1,046	847	3,923	(4,218)

Net income (loss) before income taxes	51,579	26,771	25,404	(46,415)

Income tax expense	(387)	—	(2,598)	—

Net income (loss) attributable to common shareholders of Spero Therapeutics, Inc.	$51,192	$26,771	$22,806	$(46,415)

Net loss per share attributable to common shareholders per share, basic	$0.97	$0.55	$0.43	$(1.23)
Net loss per share attributable to common shareholders per share, diluted	$0.96	$0.55	$0.43	$(1.23)
Weighted average shares outstanding, basic:	52,999,491	48,715,409	52,703,467	37,585,075
Weighted average shares outstanding, diluted:	53,108,270	48,942,616	52,989,030	37,585,075